CODE OF ETHICS

Risks identified by the Adviser that are addressed by the policies and procedures in this section:

•	Employees of the Adviser could have the ability to unfairly enrich themselves based upon their position with the Adviser to the detriment of Clients because of the Employee’s knowledge of Clients’ portfolios and trading activity.

•	An Employee’s trading in personal or Client accounts that may give rise to issues involving insider trading.

•	Frequent trading in an Employee’s personal account such that it could interfere with the ability of the Employee to provide the appropriate attention to the Adviser’s Client accounts.

•	The ability of an Employee to gain access to a limited opportunity due to his or her position with the Adviser, ahead of Client accounts.

High ethical standards are essential for the success of the Adviser in order to maintain the confidence of Clients and investors in investment funds managed by the Adviser. The Adviser’s long-term business interests are best served by adherence to the principle that the interests of Clients come first. We have a fiduciary duty to Clients to act solely for the benefit of our Clients. All personnel of the Adviser must put the interests of the Adviser’s Clients before their own personal interests and must act honestly and fairly in all respects in dealings with Clients. All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, assist in identifying conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s Clients.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Chief Compliance Officer.

Law

Employee investments must be consistent with the fiduciary duty of the Firm to always put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information.

Rule 204A-1 under the Advisers Act requires, in effect, that a registered investment adviser’s access persons (“Access Persons”) report their transactions and holdings periodically to the Chief Compliance Officer and that the adviser review these reports.

All Access Persons must file with the Chief Compliance Officer initial and annual holdings reports and quarterly transaction reports with respect to all transactions in securities of which he or she is a “Beneficial Owner,” except holdings or transactions in “Exempt Securities”.

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DEFINITIONS:

1.	Access Person includes any Employee who has access to non-public information regarding Clients’ purchase or sale of securities, who is involved in making securities recommendations to (or in the case of a discretionary manager like the Adviser, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public. It is the Employee’s responsibility to confirm whether he or she is considered an Access Person under this Code of Ethics and to understand and comply with the reporting requirements applicable to Access Persons.[1]

2.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.	Beneficial Owner of securities means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. The term pecuniary interest means the opportunity to profit or share in any profit from a transaction in the security. An Access Person is presumed to be the Beneficial Owner of accounts of the Access Person, the Access Person’s spouse, accounts of immediate family members who share the Access Person’s household, and the accounts of persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services.

4.	Personal Account means any account in which an Access Person has any Beneficial Ownership.

5.	Exempt Securities

a.	Securities accounts, as well as purchases or sales effected for or securities held in any account, over which you have no direct or indirect influence or control;[2]

b.	Purchases or sales made pursuant to an Automatic Investment Plan;

c.	Direct obligations of the Government of the United States;

d.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

e.	Shares issued by money market funds;

[1]	A list of all Access Persons will be maintained by the Adviser’s Compliance Officer.
[2]	In order to exclude such an account from the reporting requirements, the Access Person is responsible for providing the Chief Compliance Officer with written documentation showing that someone else has been retained or has been granted investment discretion over the account or otherwise demonstrating that the account should not be considered a Personal Account.

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f.	Shares issued by registered open-end funds other than exchange-traded funds and other than registered funds managed or sub-advised by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser; and

g.	Shares issued by unit investment trusts if the unit investment trust is invested exclusively in unaffiliated mutual funds.

6.	Restricted Security means any security that (1) a Client owns or is in the process of buying or selling; (2) the Adviser is researching, analyzing or considering buying or selling for a Client; or (3) is subject to a restriction on trading issued by the Chief Compliance Officer under the Firm’s insider trading policies and procedures.

7.	Reportable Securities are securities other than Exempt Securities.

Policy

It is the Firm’s policy that all Access Persons are required to obtain pre-clearance for transactions in Reportable Securities in their Personal Accounts, file with the Adviser all required reports including initial and annual holdings reports, and quarterly reports of transactions in Personal Accounts. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Code.

PRE-APPROVAL:

Pre-Approval for Reportable Securities. Access Persons must obtain approval from the Chief Compliance Officer or her designee prior to directly or indirectly acquiring Beneficial Ownership of any Reportable Security, as defined above. For the avoidance of doubt, this includes IPOs, ETFs/ETNs, and Limited Offerings/Private Placements. 3 Pre-clearance for Reportable Securities will only be effective until the end of the trading day the pre-clearance is approved, unless otherwise specified.

Private Placements/Limited Opportunities. Access Persons must obtain written approval of the Chief Compliance Officer prior to a transaction in a private placement or investment opportunity of limited availability. Access Persons seeking approval to transact in a private placement or investment opportunity of limited availability must complete a written request (as supplied by the CCO), and furnish any prospectus, private placement memoranda, subscription documents and/or other materials about the investment as the Chief Compliance Officer may request.

[3]	The effective period for pre-approval for a private placement is at the discretion of the Chief Compliance Officer, but will be limited to a reasonable period of time prior to the date of the intended transaction.

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RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS:

Restricted Securities. Access Persons may not purchase or sell, directly or indirectly, for their Personal Account any security in which they (or by reason of such transaction) acquire any Beneficial Ownership that is on the Restricted Securities list.

Holding Period. The Adviser believes that short term or excessive personal trading by its Access Persons can raise compliance and conflicts issues. Access Persons are subject to a minimum 30-calendar day holding period for any debt, equity, or derivative security in their Personal Account.

Initial Public Offerings. Access Persons are prohibited from acquiring for their Personal Account any security distributed in an initial public offering until trading of the security commences in the secondary market.

Procedures

DOCUMENTATION

Maintaining Personal Accounts. While the Firm encourages Employees to develop personal investment programs, it must be in a position to properly oversee the trading activity undertaken by its Access Persons. As a result, the Firm requires all Access Persons to provide duplicate account statements or confirmations for all Personal Accounts or otherwise provide for an electronic feed containing the same information from the Access Person’s Personal Accounts directly to the Cordium ELF platform used by the Firm.

The Firm utilizes Cordium ELF (“ELF”), an online software designed to facilitate the collection and analysis of the information required under Rule 204A-1. Where it is easily effectuated, the ELF system will be utilized to obtain pre-trade clearances, brokerage transaction information, holdings information and certifications for annual holdings and quarterly statements. Access Persons must submit preclearance requests, quarterly certifications, initial and annual holdings reports and any other certifications and/or attestations requested by the Chief Compliance Officer using the ELF system. ELF is not the exclusive method for obtaining this information in order for the Firm to maintain compliance under the Rule.

Duplicate Statements/Electronic Feeds. For any account opened or maintained at a broker-dealer, bank or similar financial institution, each Access Person shall be responsible for providing to the CCO or her designee, any documentation that may be required in order for duplicate statements/confirmations to be sent to the Adviser and/or an electronic feed to be to be sent directly to ELF.

Such statements/confirmations must be provided upon issuance for the Personal Accounts, and all such statements/confirmations (or the information about the Access Person’s personal trading activity) must be received no later than 30 days after the end of each quarter, except for accounts in which the Access Person only transacts in Exempt Securities.

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REPORTING

Holdings Reports.

•	Initial. Each Access Person must submit to the Chief Compliance Officer an initial holdings report disclosing all Reportable Securities within 10 days of his or her employment commencement date or upon becoming an Access Person. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to such employment/Access Person commencement date.

•	Annual. Each Access Person must submit to the Chief Compliance Officer an annual holdings report disclosing all Reportable Securities at least once each 12-month period after submitting the initial holdings report. The information contained in the annual holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.

Quarterly Trade Reporting Requirements. Each Access Person must submit to the Chief Compliance Officer within 30 days after the end of each quarter a report disclosing all Reportable Securities transactions effected in each Personal Account during such quarter. The report must include the name of the security, date of the transaction, quantity, price, nature of the transaction and name of the bank, broker-dealer or financial institution through which the transaction was effected. Information regarding such transactions need not be reported if duplicate account statements or confirmations for all Personal Accounts have been provided to the Chief Compliance Officer. Access Persons must independently report securities that do not appear on the account statements or confirmations (e.g., any securities acquired in private placements or by gift or inheritance) on the Quarterly Securities Transaction Report or its equivalent. If no transactions are required to be reported by and Access Person for a particular quarter, the Access Person must still submit a certification indicating that no Reportable Securities transactions need to be reported to the Adviser.

New Accounts. Each Access Person must notify the Chief Compliance Officer promptly if the Access Person opens any new account in which any Reportable Securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

RECORDKEEPING AND OVERSIGHT

Review and Availability of Personal Trade Information. All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer shall:

•	address whether Access Person followed internal procedures, such as pre-clearance;

•	compare Access Person’s transactions to any restrictions in effect at the time of the trade;

•	assess whether the Access Person is trading for his or her own account in the same financial instrument he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Access Person’s trades; and

•	periodically analyze Access Persons’ trading for patterns that may indicate behavior in violation of the securities laws.

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The Chief Compliance Officer will document such review and will maintain copies of the Access Person’s reports and account statements received.

Acknowledgment. The Chief Compliance Officer will annually distribute a copy of the Code to all Access Persons. The Chief Compliance Officer will also distribute promptly all material amendments to the Code. All Access Persons are required annually to sign and acknowledge their receipt of this Code by signing a form of acknowledgment as may be approved by the Chief Compliance Officer.

Sanctions. Upon determining that a violation of this Code has occurred, the Adviser may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

Authority to Exempt Transactions. The Chief Compliance Officer has the authority to exempt any Access Person or any personal securities transaction of a Access Person from any or all of the provisions of this Code if the Chief Compliance Officer determines that such exemption would not be against any interests of a Client and would be in accordance with applicable law. The Chief Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

Confidentiality.

All reports of personal securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

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